Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Interactive Corporation:

We consent to the incorporation by reference in the following registration statements of GCI Liberty, Inc. of our report dated April 5, 2018, with respect to the combined balance sheets of Liberty Interactive Corporation’s and Liberty Interactive LLC’s entire equity interests in Liberty Broadband Corporation, Charter Communications, Inc., and LendingTree, Inc., the Evite, Inc. operating business and certain other assets and liabilities (collectively “HoldCo”) as of December 31, 2017 and 2016, and the related combined statements of operations, comprehensive earnings (loss), cash flows and equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “combined financial statements”), which report appears in the Current Report on Form 8-K/A of GCI Liberty, Inc., dated April 5, 2018.

Description	Registration Statement No.	Description
S-8	333-223667	GCI Liberty, Inc. Transitional Stock Adjustment Plan

S-8	333-223668	GCI 401(k) Plan

/s/ KPMG LLP

Denver, Colorado
April 5, 2018